Exhibit 99.(l)(7)

SUBSCRIPTION AGREEMENT

Brookfield Investment Funds (the “Trust”), a Delaware statutory trust, and Oaktree Fund Advisors, LLC (the “Purchaser”), a Delaware limited liability company, hereby agree as follows:

1.	The Trust hereby offers the Purchaser and the Purchaser hereby purchases [•] shares of the Class A Shares, [•] shares of the Class C Shares, and [•] shares of the Class I Shares of the Oaktree Emerging Markets Equity Fund, a series of the Trust, at $[•] per share for Class A, $[•] per share for Class C, and $[•] per share for Class I (collectively, the “Shares”). The Trust hereby acknowledges receipt from the Purchaser of funds in the total amount of $[•] in full payment for the Shares.

2.	The Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a present intention to the distribution thereof.

3.	The Trust represents that a copy of its Certificate of Trust, dated May 12, 2011, is on file with the Secretary of State of the State of Delaware.

4.	This Agreement has been executed on behalf of the Trust by the undersigned officer in his capacity as an officer of the Trust.

5.	This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of [•], 2021.

BROOKFIELD INVESTMENT FUNDS, on behalf of the Oaktree Emerging Markets Equity Fund

By:
Name: Brian F. Hurley
Title: President

OAKTREE FUND ADVISORS, LLC

By:
Name:
Title: